Exhibit 10.14

PERSONAL AND CONFIDENTIAL

February 24, 2015

Mr. Joseph Rascoff

1904 Via Casa Alta

La Jolla, CA 92037

Re: Separation and Release Agreement

Dear Joe:

This Letter Agreement (“Agreement”) acknowledges that your position with SFX Entertainment, Inc. f/k/a SFX Holding Corporation (“SFX” or the “Company”), and any other position you may have held with the Company or any affiliate thereof, has been terminated and sets forth the terms and conditions of your termination from the Company. Your termination from the Company and from the foregoing position(s) is effective January 1, 2015 (the “Termination Date”). The provisions of this Agreement shall be deemed to alter or terminate your role as employee of the Company and not alter or change your position as a director of the Company.

Regardless of whether you sign this Agreement, the Company will pay you all of your earned wages and any unused, accrued paid time off through the Termination Date.

This Letter will also serve to inform you of the terms of the Separation Consideration (as defined herein) and benefits which you may receive in connection with the termination of your employment from the Company.

The Company’s offer regarding the Separation Consideration will expire as follows: SFX will not provide to you the Separation Consideration or provide you with any other benefit based upon this Agreement if this Agreement is not signed by you and physically delivered to the Company, or postmarked, by forty-five (45) days from the date this Agreement is delivered to you.

AGREEMENT

In consideration of the mutual covenants and promises made in this Agreement, you and the Company agree as follows:

1.             Separation Date.  Your termination from the Company is effective as of 5:00 p.m. on the Termination Date.

2.             Separation Consideration.

(a)           In lieu of any lump sum separation payment or other consideration which may become due or payable under your employment agreement as a result of its termination, the Company shall pay to you (or your designee) in separate installments the sum of $30,000 on the date the Revocation Period is terminated, and the sum of $30,000 on the first day of each month for the following 24 months (total payments to be $750,000) (the “Separation Consideration”). To the extent required by law, all applicable tax withholding and other required lawful deductions will be taken from the gross amount of the aforementioned payments.

(b)           It is acknowledged that you will continue to provide service to the Company in connection with current and future litigation pertaining to the Company, including that litigation styled SFX, et al. v. JL Productions, amongst other proceedings in which you have familiarity with the subject matter thereof due to your longstanding involvement with the Company since its formation. As consideration for this service, the Company grants to you options to purchase 50,000 shares of the common stock of the Company with an exercise price of $3.70 (the “Options”) under the Company’s 2013 Equity Compensation Plan. Per a separate option award to be entered into between you and the Company, the Options will vest as of the date of grant, but the Options will not be exercisable until the Company’s shareholders have approved an amendment to the Company’s 2013 Equity Compensation Plan to increase the number of options available under such plan to cover the amount of shares underlying the Options.

3.             Existing Equity Grants.

(a)           The Company agrees that with respect to any options that have vested or may vest pursuant to equity award agreements previously granted, such agreements remain in full force and effect and are not amended hereby, except as provided herein. The Company confirms that you have the right to exercise such options within 10 years from the grant date.

(b)           Any options previously granted but not yet vested shall vest immediately upon execution of this Agreement.

4.             Benefits.  Except as set forth in this Agreement, all compensation and benefits and reimbursement obligations from the Company ceased as of the Termination Date, including your participation in SFX’s company- sponsored health plan. You will be eligible to enroll in COBRA coverage, which enrollment forms shall be delivered to you by the Company.

5.             Consideration.  You acknowledge:  (i) the sufficiency of the consideration for this Agreement generally and specifically for your release of all claims against the SFX Releasees; (ii) that such payment is being made to you because of your agreement to fulfill the promises and to provide the releases that are stated herein; and (iii) that such payment may be in excess of any payment, benefit, or other thing of value to which you might otherwise be entitled under your employment agreement, option award agreement or similar arrangement with the Company and/or its affiliates.

6.             No Other Claims.  Except for the Separation Consideration set forth herein (and the Option), no other payment or other benefit shall be made by the Company or any of its affiliates to you. You acknowledge that you have no entitlement to, nor any right to, make any claim for any additional payments, benefits, equity compensation or terms with respect to equity compensation, or compensation of any kind or nature whatsoever by the Company or any of its affiliates.

7.             General Release.  In consideration for the promises made herein, you hereby irrevocably and unconditionally release and forever discharge, for yourself and for your heirs, executors, administrators, successors and assigns, SFX Entertainment, Inc. and/or their affiliates, parents, subsidiaries, predecessors and successors, and all of their past and present directors, officers, management committees, members, agents, employees, representatives, attorneys and shareholders, as well as TriNet HR Corporation, any benefit plan fiduciaries and administrators, and the assigns of any of the foregoing, and all persons acting by, through, under, or in concert with any of them (collectively, “the SFX Releasees”), from any and all rights, claims, charges, causes of action, liabilities, costs and damages, known or unknown, suspected or not, fixed or contingent, and in law or in equity, which you now have, or may ever have had, concerning, relating to, or arising out of, directly or indirectly, your employment with the Company or the termination thereof (the “Release”).

The Release expressly includes, but is not limited to, all claims and any obligations or causes of action arising from such claims, under common law, including wrongful or retaliatory discharge, breach of contract or public policy and any action arising in tort including libel, slander, defamation or intentional infliction of emotional distress, any claims of discrimination under federal or state or municipal or foreign law, and any claims arising under the Civil Rights Acts of 1866 and 1867, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Older Worker Benefit Protection Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Americans with Disabilities Act, the National Labor Relations Act, Workers’ Compensation law, the Rehabilitation Act, the Equal Pay Act, the New York State Human

Rights Law, the New York City Human Rights Law, the California Constitution, the California Fair Employment and Housing Act, the California Family Rights Act, the California Government Code, the California Labor Code, the California Wage Orders, the California Business and Professions Code, and/or any and all similar federal, state, municipal, local or foreign laws that are in any way related to employment and/or the termination thereof.

The Release applies to federal, state or local laws, civil rights laws, wage- hour, wage-payment, pension or labor laws, rules and/or regulations, constitutions, ordinances, public policy, contract or tort laws, or any claim arising under common law, or any other action based upon any conduct occurring up to and including the date you sign the Agreement, to the extent permitted by law.

8.             Waiver of ADEA Claims and Right to Revoke Waiver.  Without limiting the scope of this Agreement, you agree that this Agreement constitutes a knowing and voluntary waiver of any and all rights or claims that exist or that you may claim to have under the Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers’ Benefit Protection Act of 1990 (29 U.S.C. §§ 621, et seq.) You acknowledge all of the following:

(a)           the consideration provided pursuant to this Agreement is in addition to any consideration that you would otherwise be entitled to receive;

(b)           you have been and are advised in writing to consult with an attorney of your choice prior to signing this Agreement;

(c)           you have been provided full and ample opportunity to study this Agreement, including a period of at least 45 calendar days from the date of delivery to you within which to consider it;

(d)           to the extent that you take less than 45 calendar days to consider this Agreement prior to signing it, you acknowledge that you had sufficient time to consider this Agreement with legal counsel of your choosing and that you expressly, voluntarily and knowingly waive any additional time;

(e)           you agree that any changes made to this Agreement during the 45- day period (whether material or immaterial) do not restart the running of the 45-day period; and

(f)            you are aware of your right to revoke this waiver of claims under the ADEA any time within the 7 calendar-day period following the date you sign the Agreement (“Revocation Period”) and that the waiver of claims under the ADEA shall not become effective or enforceable until the Revocation Period expires.  Notwithstanding your right to revoke the waiver of claims under the

ADEA, the remainder of the terms of this Agreement shall become effective and enforceable as of the date that the parties hereto sign this Agreement.

9.             Method of Revocation of ADEA Waiver.  In order to be effective, timely notice of revocation of the waiver of ADEA claims set forth above must be made in writing and must be delivered in-person, by email, or by facsimile transmission to SFX Entertainment, Inc., Attention: Lisa Failla, 430 Park Avenue, 6th Floor, New York, New York, 10022, no later than the seventh day after you execute this Agreement. You agree to keep written documentation proving that you revoked the waiver of ADEA claims as provided in this paragraph, either by keeping the documents attesting to the delivery of the revocation, or verification that the facsimile was, in fact, received.

This Agreement is not intended to, and does not, waive or release rights or claims that may not be waived or released as a matter of law, including but not limited to claims for unemployment or workers compensation, any benefit entitlements that are vested as of the Termination Date pursuant to express terms of a company-sponsored benefit plan under the Employee Retirement Income Security Act of 1974, as amended, and any right to enforce the terms and conditions of this Agreement. This Agreement does not waive any rights you may have to file an administrative charge with the Equal Employment Opportunity Commission, but it does waive any rights you may have to any monetary award, recovery or settlement in connection with such a charge, without regard to who brought or filed such charge.

You expressly acknowledge that this Agreement is also intended to include in its effect, without any limitation, any and all claims which you do not know of or that you suspect may exist in your favor at the time of the execution of this Agreement, and that this Agreement will also extinguish any such claim.

You further acknowledge that you fully understand that you are waiving any right you may have to sue any SFX Releasee for any of the claims you have released, or to receive any compensation, damages or settlement arising as a result of any action, claim, lawsuit, charge or complaint commenced by anyone else against any SFX Releasee.

10.          Waiver of California Civil Code Section 1542. This Agreement extends to all claims, whether vested or contingent, and whether or not claimed, known or suspected by you, up to the time you sign this Agreement, including the date of execution hereof. Additionally, you entering into this Agreement constitutes a waiver of the provisions of the California Civil Code Section 1542 (or any comparable provision under any state or federal law), which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

You acknowledge that you have read and understood the provisions of California Civil Code Section 1542 and that you have had the opportunity to consult with your own attorney as to the effect and import of those provisions. You further acknowledge and agree that this waiver of rights under Section 1542 of the California Civil Code has been separately bargained for and is an essential and material term of this Agreement and, without such waiver, this Agreement would not have been entered into by SFX.

You acknowledge and confirm that you have been provided with a copy of the California Department of Health Services’ Notice to Terminating Employees, pursuant to California Labor Code § 2807, and a copy of the Employment Development Department’s pamphlets entitled, “For Your Benefit: California’s Programs for the Unemployed” and “For Your Benefit When You Need It; How To File An Unemployment Insurance Claim.”

You also acknowledge and confirm that you have been fully paid any wages owed to you including any overtime wages, and also acknowledge and confirm that as of the date of your execution of this Agreement, you received payment for all unused and accrued paid time off and have been afforded all required periods of family or medical leave as well as any right to reinstatement upon conclusion of any leave taken.

You represent and warrant that you have not commenced, maintained, prosecuted or participated in any action, suit, charge, grievance, complaint or proceeding of any kind against any SFX Releasee in any court or before any administrative or investigative body or agency and/or that you are hereby withdrawing with prejudice any such complaint, charge or action that you may have filed against any SFX Releasee.

In the event any action, suit, charge, grievance, complaint or proceeding is commenced on your behalf, you hereby waive any right to any potential recovery.

However, you understand and acknowledge that nothing in this Agreement shall be construed to prevent you from filing a charge with, or participating in an investigation conducted by, any governmental agency charged with the enforcement and/or investigation of claims of discrimination, harassment, retaliation or wage payment under federal, state or local laws or regulations, including, without limitation, the EEOC or applicable state or city fair employment practices agency; provided, however, that you also understand and acknowledge that by signing this Agreement, you have completely and irrevocably waived your right to receive any individual relief, including monetary damages, in connection with any such claim, and if you are awarded monetary damages, you hereby unconditionally assign to the Company any right or interest you may have to receive any monetary damages.

11.          Return of Company Property; Expenses. You agree to immediately return all of the Company’s property and equipment in your possession or under your control, including, but not limited to, any and all computers, laptops, computer hardware or software, blackberrys, cell phones, iPads, car phones, credit cards, keys, manuals, notebooks, financial statements, reports, passwords, company ID’s and any other property of the Company or any other SFX Releasee, including any and all copies of Company documents, materials and information related to the business, operations or plans of the Company.

You must also immediately submit to the Company any and all outstanding business expenses that you incurred on or before the Termination Date for reconciliation in accordance with the Company’s customary procedures.

The foregoing shall not be deemed to require the return of any Company property and equipment which you are entitled to retain in connection with your service as a director of the Company.

12.          Legal Representation. You acknowledge and represent (i) that you have had ample opportunity to receive the advice of independent legal counsel of your choosing prior to the execution of this Agreement, and the Company advises you to do so, and ample opportunity to receive an explanation from such legal counsel of the legal nature and effect of this Agreement, (ii) that you have fully exercised that opportunity to the extent you desired, and (iii) that you fully understand the terms and provisions of this Agreement as well as its nature and effect. You further acknowledge and represent that you are entering into this Agreement completely freely and voluntarily.

13.          No Admission of Liability.  Nothing contained in this Agreement nor the fact that the Company has signed this Agreement shall be considered an admission of any liability whatsoever by any of the SFX Releasees. This Agreement shall not be used against any SFX Releasee in any action, proceeding or settlement negotiation.

14.          Confidentiality. As a material inducement to the Company to enter into this Agreement and as an indivisible part of the consideration to be received for entering into this Agreement and for the performance of obligations under this Agreement by each party to this Agreement, you agree that you will not disclose, disseminate and/or publicize or cause or permit to be disclosed, disseminated and/or publicized, whether directly or indirectly, any of the terms of this Agreement and/or any information regarding your employment with the Company and/or any claims or allegations or the basis of any claims or allegations, in either case, which were or could have been made against the Company and/or any SFX Releasee, which claims or allegations concern and/or are within the scope of this Agreement, whether directly or indirectly, specifically or generally, to any person, corporation, association, governmental agency, or other entity except: (a) to your accountant, attorneys and/or spouse, provided that, to the maximum extent permitted by applicable law, rule, code or regulation, they agree to maintain the confidentiality of any such information; (b) to the extent necessary to report income to appropriate taxing authorities; (c) in response to an order of a court of competent jurisdiction or a subpoena issued under the authority thereof; (d) in response to any subpoena issued by a state or federal governmental agency; or (e) as otherwise required by law. If you are subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony or produce documents (in a deposition, court proceeding of otherwise) which in any way relates to your employment by the Company and/or any SFX Releasee and/or this Agreement, you will give prompt notice of such request to General Counsel, SFX Entertainment, Inc., and you will make no such disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure, unless required to do so by law.

15.          Non-Disparagement. As a material inducement to the Company to enter into this Agreement, you agree, for a period of five (5) years from and after the Termination Date, that you will not make any false, negative or disparaging comments about the Company or any of its affiliates or subsidiaries, and any of their respective employees, officers, directors, agents or representatives. This paragraph applies to comments made verbally, in writing, electronically or by any other means, including, but not limited to, blogs, postings, message boards, texts, video or audio files and all other forms of communication.

16.          References.  The Company agrees to provide neutral references upon request, which is to only provide dates of employment, position(s) held and employment status.

17.          Other Agreements.  This Agreement supersedes any and all other agreements including but not limited to your employment agreement (with the exception of the post-termination obligations contained in Section 10 thereof) and any option award agreement, understandings, representations, negotiations, or discussions, either oral or in writing, express or implied, between you and the Company and/or its employees, officers, directors, agents or representatives.

18.          Entire Agreement.  Except as provided herein, this Agreement constitutes the full, complete and exclusive agreement between you and the Company with respect to the subject matter discussed herein.  This Agreement cannot be changed unless in writing signed by both parties.  Email correspondence does not constitute a writing for the purposes of this provision.

19.          Waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar. No waiver shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party charged with the waiver.

20.          Severability. In the event any provision of this Agreement shall be determined to be unlawful, such provision shall be deemed to be severed from this Agreement and every other provision of this Agreement shall remain in full force and effect; provided, however, that in the event a court of competent jurisdiction finds the release and covenants provided for in this Agreement to be illegal, void or unenforceable, you agree, at the Company’s request, to execute a release, waiver and/or covenant that is legal and enforceable to effectuate the terms of this Agreement.

21.          Fees and Costs. You and the Company agree that, in the event of litigation relating to this Agreement or its subject matter, the prevailing party shall be entitled to its reasonable attorneys’ fees and costs.

22.          Governing Law.  This Agreement is made and entered into in the State of New York, and shall in all respects be interpreted, enforced, and governed by, and continued and enforced in accordance with, the internal substantive laws (and not the laws of choice of laws) of the State of New York applicable to contracts entered into and to be performed in New York.

23.          Consideration Period.  You have forty-five (45) days from the date of delivery to you of this Agreement to consider this Agreement.

24.          Voluntary Agreement. You acknowledge you are entering into this Agreement voluntarily and that you have read and understand the provisions of this Agreement. You further acknowledge you understand that this Agreement contains a full and final release of all of your claims on behalf of yourself, and your heirs, executors, administrators, successors and assigns, against the Company and the SFX Releasees described above.  You have the right to consult with an attorney. The Company hereby advises you to consult with an attorney of your choice before signing this Agreement.

25.          Notices.  All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered either by personal service, facsimile or prepaid overnight courier service to the addresses provided herein below. Either party may change its address at any time by written notice to the other party as set forth above.

If to the Company:

SFX Entertainment, Inc.

430 Park Avenue, 6th Floor

New York, NY 10022

If to you:

Joseph Rascoff

1904 Via Casa Alta

La Jolla, CA 92037

Please acknowledge your understanding and acceptance of this Agreement by signing below and returning it to me no later than forty-five (45) days from the date of delivery to you of this Agreement. A second copy of this Agreement has been signed by me and is attached for your records. This Agreement must be signed after the Termination Date. In the event that you do not sign and return this Agreement as set forth above, this Agreement, including, but not limited to the obligation of the Company to provide the Separation Consideration discussed above, shall be deemed null and void.

Sincerely,

/s/ Robert F.X. Sillerman
Robert Sillerman
CEO, SFX Entertainment

ACKNOWLEDGED AND AGREED:

/s/ Joseph Rascoff
Joseph Rascoff

Dated: